As filed with the Securities and Exchange Commission on December 17, 2008

Registration No. 333-138921

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
To

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AGNICO-EAGLE MINES LIMITED

(Exact name of Registrant as specified in its charter)

Ontario, Canada (Province or other jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

145 King Street East, Suite 400, Toronto, Ontario, Canada  M5C 2Y7

(416) 947-1212

(Address and telephone number of Registrant’s principal executive offices)

Gerald D. Shepherd, Esq.
Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor
New York, New York  10022

(212) 588-5500

(212) 308-0132 (fax)

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Sean Boyd Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario, Canada M5C 2Y7 (416) 947-1212	Patricia Olasker, Esq. Davies Ward Phillips & Vineberg LLP 1 First Canadian Place. Suite 4400 Toronto, Ontario, Canada M5X 1B1 (416) 863-0900

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.                                   ☒                                  Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B.                                     ☐                                    At some future date (check the appropriate box below)

1.               ☐                                    pursuant to Rule 467(b) on (                ) at (                     ) (designate a time not sooner than 7 calendar days after filing).

2.               ☐                                    pursuant to Rule 467(b) on (               ) at (                   ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                   ).

3.               ☐                                    pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.               ☐                                    after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 amends the registration statement on Form F-10 (File No. 333-138921) (as previously amended, the “Registration Statement”) solely for the purpose of adding additional exhibits to such Registration Statement.  No changes have been made to the prospectus that forms Part I of the Registration Statement.  Accordingly, the Post-Effective Amendment No. 1 consists only of a facing page, this explanatory note, Parts II and III of the Registration Statement and the exhibits hereto.

1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

Under the BUSINESS CORPORATIONS ACT (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Registrant, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above.  A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.

In accordance with the BUSINESS CORPORATIONS ACT (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant’s request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the BUSINESS CORPORATIONS ACT (Ontario).

Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

The following exhibits have been filed as part of the Registration Statement:

Exhibit No.	Description

4.1

Registrant’s Annual Information Form consisting of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 incorporated herein by reference to the Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2008 (the “2007 Annual Report”);

4.2

Audited consolidated financial statements of the Registrant, including the notes thereto, as at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, together with the auditors’ report thereon and the auditor’s report with respect to the effectiveness of internal control over financial reporting of the Registrant, each report dated March 14, 2008, incorporated herein by reference to the 2007 Annual Report.

4.3	Management’s discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2007, incorporated herein by reference to the 2007 Annual Report.

4.4

Unaudited consolidated financial statements of the Registrant as at September 30, 2008 and for the three and nine months ended September 30, 2008 and 2007 and related management’s discussion and analysis of results of operations of the Registrant for the three and nine months ended September 30, 2008 and 2007, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on November 12, 2008.

4.5

Management Proxy Circular prepared in connection with the Registrant’s annual and special meeting of shareholders on May 9, 2008, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on March 28, 2008.

4.6	Material change report of the Company dated December 1, 2008, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on December 3, 2008.

5.1	Consent of Guy Gosselin.*

5.2	Consent of Carl Pelletier.*

5.3	Consent of Jean-François Couture.*

5.4	Consent of Normand Bedard.*

5.5	Consent of Louise Grondin.*

5.6	Consent of François Vezina.*

5.7	Consent of Camil Prince.*

5.8	Consent of Paul Cousin.*

5.9	Consent of Marc Ruel.*

5.10	Consent of Christian D’Amours.*

5.11	Consent of Rosaire Emond.*

5.12	Consent of Dino Lombardi.*

5.13	Consent of Yves Galarneau.*

5.14	Consent of Marc Legault.**

5.15	Consent of Francois Blanchet.**

5.16	Consent of Dyane Duquette.**

5.17	Consent of Normand Bedard.**

5.18	Consent of Daniel Doucet.**

5.19	Consent of Ernst & Young LLP, incorporated herein by reference to Exhibit 15.01 to the 2007 Annual Report.

6.1	Powers of Attorney.*

7.1	Form of Trust Indenture.*

7.2	Form of Warrant Indenture.*

*                                         Previously filed

**                                  Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.                                                           Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.                                                           Consent to Service of Process

In connection with the filing of this Registration Statement on Form F-10, the Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.  Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on this 16th day of December, 2008.

AGNICO-EAGLE MINES LIMITED

By:	/s/ David Garofalo
	Name:	David Garofalo
	Title:	Senior Vice-President, Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 16th day of December, 2008.

Name	Title

*	Vice Chairman and Chief Executive Officer and Director
Sean Boyd	(Principal Executive Officer)

/s/ David Garofalo	Senior Vice-President, Finance, Chief Financial Officer and
David Garofalo	Director (Principal Financial and Accounting Officer)

*	Chairman of the Board
James D. Nasso

*	Director
Leanne M. Baker	Authorized U.S. Representative

*	Director
Douglas R. Beaumont, P. Eng.

*	Director
Bernard Kraft, C.A.

*	Director
Mel Leiderman, C.A., TEP

*	President and Chief Operating Officer and Director
Eberhard Scherkus, P. Eng.

*	Director
Howard Stockford, P. Eng.

*	Director
Pertti Voutilainen

*	Director
Clifford J. Davis

*	Director
J. Merfyn Roberts

Pursuant to powers of attorney executed by the persons named above whose names are predicated by an asterisk, David Garofalo, as attorney-in-fact, does hereby sign this Post-Effective Amendment No. 1 to the Registration Statement on behalf of each such person in the capacity indicated and on the date indicated.

/s/ David Garofalo
David Garofalo

EXHIBITS INDEX

Exhibit No.	Description

4.1

Registrant’s Annual Information Form consisting of the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 incorporated herein by reference to the Registrant’s Annual Report on Form 20-F filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2008 (the “2007 Annual Report”);

4.2

Audited consolidated financial statements of the Registrant, including the notes thereto, as at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, together with the auditors’ report thereon and the auditor’s report with respect to the effectiveness of internal control over financial reporting of the Registrant, each report dated March 14, 2008, incorporated herein by reference to the 2007 Annual Report.

4.3	Management’s discussion and analysis of financial condition and results of operation of the Registrant for the year ended December 31, 2007, incorporated herein by reference to the 2007 Annual Report.

4.4

Unaudited consolidated financial statements of the Registrant as at September 30, 2008 and for the three and nine months ended September 30, 2008 and 2007 and related management’s discussion and analysis of results of operations of the Registrant for the three and nine months ended September 30, 2008 and 2007, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on November 12, 2008.

4.5

Management Proxy Circular prepared in connection with the Registrant’s annual and special meeting of shareholders on May 9, 2008, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on March 28, 2008.

4.6	Material change report of the Company dated December 1, 2008, incorporated herein by reference to the Registrant’s Report on Form 6-K furnished to the Commission on December 3, 2008.

5.1	Consent of Guy Gosselin.*

5.2	Consent of Carl Pelletier.*

5.3	Consent of Jean-François Couture.*

5.4	Consent of Normand Bedard.*

5.5	Consent of Louise Grondin.*

5.6	Consent of François Vezina.*

5.7	Consent of Camil Prince.*

5.8	Consent of Paul Cousin.*

5.9	Consent of Marc Ruel.*

5.10	Consent of Christian D’Amours.*

5.11	Consent of Rosaire Emond.*

5.12	Consent of Dino Lombardi.*

5.13	Consent of Yves Galarneau.*

5.14	Consent of Marc Legault.**

5.15	Consent of Francois Blanchet.**

5.16	Consent of Dyane Duquette.**

5.17	Consent of Normand Bedard.**

5.18	Consent of Daniel Doucet.**

5.19	Consent of Ernst & Young LLP, incorporated herein by reference to Exhibit 15.01 to the 2007 Annual Report

6.1	Powers of Attorney.*

7.1	Form of Trust Indenture.*

7.2	Form of Warrant Indenture.*

*                                         Previously filed

**                                  Filed herewith.